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                                                                   EXHIBIT 10.5

June 17, 2002

Mr. Gustavo Rubio
1201 Skylark Drive
Weston, Florida,
33327


Dear Gustavo:

America Online Latin America, Inc. is pleased to offer you the position of Vice President, Interactive Marketing. You will be reporting to Charles Herington, President and Chief Executive Officer. Your start date would be July 8, 2002.

Your compensation will be $175,000 annually, less applicable withholdings. In addition to your base salary, you will be eligible for an incentive bonus under the Interactive Marketing Group Incentive Compensation Plan, 2002. The performance period under the Plan will be July 1, 2002 through December 31, 2002.

For your position, the incentive bonus payout amount for the Plan period at target performance is 75% of your base salary ($65,625 for 2002 based on your start date). The company agrees to guarantee your receipt of $43,750 of the $65,625 incentive bonus for calendar year 2002. In addition to your at-target incentive bonus, you will also receive an amount equivalent to 1.5 (one and a half) percent of your base salary for every percentage point you achieve beyond your revenue target. The Company reserves the right to amend, change or terminate this plan or any of its provisions at any time at its sole discretion.

You will also be granted non-qualified options to purchase 55,000 shares of company common stock, vesting equally on an annual basis, over a four (4) year period, subject to all terms and conditions of the Company's stock option plan and the option agreement. The option exercise price and the effective date of the grant is anticipated to be the closing price of the company's stock on your first day of employment.

The Company offers a benefits package, including health, disability, 401(k) and life insurance. You and your family members will be eligible to participate in a range of benefits in accordance with the Company's current eligibility requirements. Employee benefits are subject to change at the sole discretion of the Company.


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As a condition of your employment, you are required to execute a
Confidentiality/ Non-Competition/Proprietary Rights Agreement, which you will find enclosed. Please sign this agreement, maintain a copy for yourself and return the original to me. You also represent to the Company that you are not bound by any other agreement that purports to prohibit or restrict your right or ability to work for the Company and fully perform the duties expected of you, and you understand that the Company is relying on this representation in agreeing to extend to you this offer of employment.

Your employment with the Company is at-will, meaning that you or the Company may terminate the employment at any time for any reason not prohibited by law with or without prior notice. This may occur before any particular stock vests or any particular compensation becomes due to you, at which time, you will not be entitled to any further stock, compensation or other benefits, except as required by law or confirmed in writing at the time of your departure. Nothing in the offer is intended to create a contract for employment or guarantee of continued employment with the Company. The Company reserves the right to change the terms and conditions of your employment at any time for any reason not prohibited by law, with or without notice to you.

If you agree to accept this offer, please sign and date one copy of this letter and return it to the Human Resource Department. We hope that your employment with the Company will prove to be exciting and beneficial for both you and us and we look forward to having you aboard. If you have any questions, please do not hesitate to contact me at (954) 689-3177.

Sincerely,


/s/ Charles M. Herington

Charles M. Herington
President and CEO
America Online Latin America, Inc.


Enclosures

ACCEPTED:   /s/ Gustavo Rubio                        DATE:   6/17/02
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